CUSIP No. 667337109

EXHIBIT B

POWER OF ATTORNEY

DURABLE POWER OF ATTORNEY

MAXINE H. DOUGLASS (herein referred to as the principal), domiciled and residing in the State of Washington, hereby revokes any other powers of attorney which the principal may have previously executed, and in their place executes this Durable Power of Attorney, as follows:

1. Designation of Attorney-in-Fact. HARLAN D. DOUGLASS is hereby designated as Attorney-in-Fact for the principal.

2. Effectiveness and Duration. This power of attorney shall become effective upon the disability or incapacity of the principal and shall remain in effect until revoked or terminated under paragraph 4 or 5, below, notwithstanding any uncertainty as to whether the principal is dead or alive. Disability or incapacity shall include inability on the part of the principal to manage the principal’s property and affairs effectively for reasons such as mental illness, mental deficiency, physical illness or disability, advanced age, chronic use of drugs, chronic intoxication, confinement, detention by a foreign power or terrorists, or disappearance. Disability or incapacity may be evidenced by a written statement of a qualified physician regularly attending the principal, or if none, by another qualified physician, and/or by other qualified persons with knowledge of any confinement, detention, or disappearance. Incapacity may also be established by a finding of a court having jurisdiction over the incapacitated principal.

3. Revocation. This power of attorney may be revoked, suspended, or terminated by the principal at any time the principal is not disabled or incapacitated, as defined in paragraph 2, above, if the principal sends written notice to the designated and acting Attorney-in-Fact (if already acting as such) or to the first designated Attorney-in-Fact (if this power of attorney has not yet been made use of by that time). In addition, if this power of attorney has been recorded, the written instrument of revocation shall be recorded in the office of the recorder/auditor of any county in which the power of attorney is recorded.

4. Termination.

A. By Guardian of Estate. The appointment of a guardian of the estate of the principal vests in the guardian, with court approval, the power to revoke, suspend or terminate this power of attorney. The appointment of a guardian of the person only does not empower the guardian to revoke, suspend or terminate this power of attorney.

B. By Death of Principal. The death of the principal shall be deemed to revoke this power of attorney upon actual knowledge or actual notice being received by the Attorney-in-Fact.

5. Powers. The Attorney-in-Fact, as fiduciary, shall have all powers of an absolute owner over the assets and liabilities of the principal and is authorized to do and perform all acts in the principal’s place and stead as fully as the principal might do and perform such acts as principal, whether located within or without the state of Washington, and shall have all powers as are necessary or desirable to provide for the support, maintenance, health, emergencies and urgent necessities of the principal; and such other or included powers, including but not limited to:

A. Full power, right and authority to sell, purchase, convey, lease, rent, exchange, mortgage, pledge, and otherwise deal in and with any and all property, real and personal, belonging to me the same as if said Attorney-in-Fact were the absolute owner thereof, and the authority to sign an deliver any and all deeds, conveyances and other instruments in furtherance thereof; and to make, amend, alter or revoke agreements fixing the status of community property or separate property, and revoke a Community Property Agreement.

B. To sign, seal, execute, acknowledge or deliver (without disclosing the fiduciary capacity, if lawful) any and all instruments in writing of any kind necessary and convenient, containing such terms and conditions and such warranties and covenants, if any, as may be necessary to accomplish any of the powers granted to my Attorney-in-Fact; and to modify, reform, renegotiate or rescind any contract or obligation made before this time or subsequently by me or on my behalf.

C. To deposit in or withdraw from any bank, savings and loan association, trust company, or other financial institution any funds, checks, certificates of deposit, or other credits which I now own or subsequently may have on deposit or to which I may be entitled, to sever or create any joint accounts, whether tenancy with survivorship or tenancy in common (without disclosing the fiduciary capacity, if lawful).

D. To endorse, cash, and receive the proceeds of any checks, vouchers, certificates of deposit, or other instruments for the payment of money. To endorse, cash and negotiate any and all checks or drafts issued by the United States Treasury and/or United States Government and/or any other agency of any government.

E. To have access, for all purposes, to any and all safety deposit boxes or vaults to which the principal has a right of access and to deposit or remove documents or property therefrom.

F. To sell, buy, assign, pledge, encumber, exchange or transfer any stocks, bonds, mutual funds, or other securities which I may possess or have, and act as my attorney or proxy with respect thereto.

G. To demand, sue for, recover, receive, compromise, settle, adjust, pay and otherwise discharge all accounts, legacies, bequests, interests, dividends, annuities, demands, debts, taxes, claims of liability or indebtedness, and any and all other obligations which may now or will subsequently be due, owing or payable by or to me and, in so doing, use any of my funds or other assets or use funds or other assets of the Attorney-in-Fact and obtain reimbursement out of my funds or other assets; and to carry on and transact every kind of business on my behalf.

H. To accept service of process for any legal action; and to prosecute or defend (1) actions for attachment, execution, eviction, foreclosure, indemnity, and any other proceedings for equitable or injunctive relief; (2) legal proceedings in connection with the authority granted in this instrument.

I. The Attorney-in-Fact shall have the authority to represent me in all tax matters, including audits, appeals, and litigation, including the compromise thereof; to prepare, sign, and file federal, state and local income, gift and other tax returns of all kinds, to consent to split gifts, to pay taxes due, assessments for interest or penalties, collect and make disposition of refunds, and to exercise any elections I may have under federal, state or local tax law.

J. To have full authority to act with respect to any account maintained by me with any securities broker, money management firm, bank, or other financial institution.

K. If I have a funded or unfunded living trust, to transfer and deliver to the trustee thereof all or any part of my assets.

L. To request designation as “Representative Payee” as may be necessary for Social Security or Medicare purposes.

M. Make gifts, whether outright or in trust, to any person (including my Attorney-in-Fact) or entity, so long as such gifts would be in the best interests of the principal and those interested in the estate of the principal, such determination to be made in the sole discretion of the Attorney-in-Fact.

N. To disclaim real or personal properties that I may receive by gift or inheritance, and to exercise or release in whole or in part any power of appointment of the Attorney-in-Fact.

O. Make, amend, alter or revoke any community property agreement, agreement as to status of property, or other document of similar import entered into by the principal and the principal’s spouse.

P. Amend, alter, change or revoke any of the principal’s life insurance or retirement plan ownership or beneficiary designations (including the power to surrender any insurance policy), so long as in the sole discretion of the Attorney-in-Fact such action would be in the best interests of the principal and those interested in the principal’s estate; with regard to any insurance, to sell, assign, hypothecate, obtain and receive loans, and exercise conversion privileges.

Q. Limitation of Authority. Except as otherwise provided above, the Attorney-in-Fact shall not have the power to revoke or change any estate planning or testamentary documents previously executed by the principal, unless the document authorizes changes with court approval.

R. To make compromises or otherwise settle any controversy.

6. Intent to Obviate Need for Guardianship. It is the principal’s intent that the power given to the Attorney-in-Fact designated herein be interpreted to be so broad as to obviate the need for the appointment of a guardian for the person or estate of the principal. If the appointment of a guardian or limited guardian of the person or estate of the principal is sought, however, the principal nominates the then acting Attorney-in-Fact designated above, if any, as the principal’s guardian or limited guardian, or if no one is then acting as Attorney-in-Fact, nominates the persons designated above as Attorney-in-Fact and successor attorneys in fact as guardian or limited guardian, in the same order of priority.

7. Accounting. The Attorney-in-Fact shall be required to account to any subsequently appointed guardian or personal representative for the principal.

8. Reliance. All persons dealing with the Attorney-in-Fact shall be entitled to rely upon this power of attorney so long as they have no actual knowledge or actual notice of any revocation, suspension or termination of this power of attorney by death or otherwise. Any action taken pursuant to this power of attorney, unless otherwise invalid or unenforceable, shall be binding on the principal and on the principal’s successors in interest.

9. Indemnity. The estate of the principal shall hold harmless and indemnify the Attorney-in-Fact from all liability for acts done in good faith and not in fraud of the principal.

10. Reliance on Photocopy Hereof. Third parties shall be entitled to rely upon a photocopy of the signed original hereof, as opposed to a certified copy of the same.

11. Applicable Law. The laws of the state of Washington shall govern this Power of Attorney. Although this Power of Attorney is signed in the state of Washington, it is the intention of the Principal that this document be valid in all states, territories of the United States, and all foreign countries. If any provision in this document is held invalid or inconsistent with the laws of the state where the Principal is located, then the inconsistent or invalid part shall be deleted and disregarded, and the remaining parts shall not be affected.

Dated this 15 day of July, 2004.

/s/ Maxine H. Douglass
MAXINE H. DOUGLASS, Principal

STATE OF WASHINGTON	)
) ss.
County of Spokane	)

This is to certify that on this 15 day of July, 2004, before me, the undersigned Notary Public, personally appeared MAXINE H. DOUGLASS, to me known to be the person described in and who executed the foregoing Durable Power of Attorney, and acknowledged to me that she signed and sealed the same as her free and voluntary act and deed, for the uses and purposes therein mentioned.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed by official seal the day and year first above written.

/s/ Joseph P. Delay
NOTARY PUBLIC in and for the State of Washington, residing at Spokane Commision expires: 5/21/08